Vedder, Price, Kaufman & Kammholz
222 N. LaSalle St.
Chicago, IL 60601-1003
312-609-7500



September 18, 1997



Board of Directors
FBL Series Fund, Inc.
5400 University Avenue
West Des Moines, IA  50266

Re:  Rule 24f-2 Notice for FBL Series Fund, Inc.
     File No 2-38512

Gentlemen:

     Reference is made to the Fund's Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act") on Form N1-A and all amendments thereto and the Rule 24f-2 Notice ("Notice") to be filed by the Fund with the Securities and Exchange Commission pursuant to Rule 24f-2 under the 1940 Act for the fiscal year ended July 31, 1997. Reference is also made to the 3,267,506 shares (the "Shares") specified in said Notice as having been sold in reliance upon registration pursuant to Rule 24f-2.

	Assuming that the Fund's Articles of Incorporation dated
August 1, 1977, July 31, 1978, November 30, 1987 and November 22, 1991,
and as supplemented December 1, 1987, November 25, 1991 and December 1, 1996, and the By-Laws of the Fund adopted September 26, 1970, as amended June, 1973, September, 1974, January and August, 1996, are presently in full force and effect and have not been further amended in any respect and that the resolutions adopted by the Board of Directors of the Fund on September 26, 1970, August 12, 1987 and August 15, 1991 relating to organizational matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, and in reliance upon a Certificate of Good Standing issued by the Secretary of the State of Maryland on September 12, 1997, it is our opinion that the Shares, the registration of which the Notice makes definite in number, were legally issued, fully paid and nonassessable. In rendering this opinion, we have relied upon an Officer's Certificate executed by the Assistant Secretary of the Fund representing that all Shares of the Fund have been issued at the net asset value determined in accordance with the Fund's prospectus.

     This opinion is solely for the benefit of the Fund, the Fund's Board of Directors and the Fund's officers and may not be relied upon by any other person without our prior written consent. We consent to the use of this opinion in connection with the aforementioned Notice to be filed with the Securities and Exchange Commission pursuant to Rule 24f-2 under the 1940 Act.

Sincerely,

/s/ Vedder, Price, Kaufman & Kammholz

VEDDER, PRICE, KAUFMAN & KAMMHOLZ